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                                                                      EXHIBIT 11
                                                        MARCH 31, 1996 FORM 10-Q


                                  PLEXUS CORP.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                   Three Months Ended    Six Months Ended
                                     March 31, 1996        March 31, 1996
                                   --------------------  ------------------
                                              Fully                 Fully
                                   Primary   Diluted     Primary   Diluted
                                   --------------------  --------  --------
Net income                           $  839   $  839     $1,644   $1,644
                                     ======   ======     ======   ======


Weighted average number
  of common shares
  outstanding                         6,497    6,497      6,495    6,495

Adjustment:
     Assumed issuances under
        stock option plan              131      131         183      183
     Assumed conversion of
        preferred stock                555      555         555      555
                                     -------  -------    ------    -----
     Common equivalent shares
        outstanding                   7,183    7,183      7,233    7,233
                                     ======   ======     ======    =====


Net income per common share           $.12      $.12       $.23     $.23
                                      ====      ====       ====     ====



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